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                                                                    Exhibit 99.3



                                                                       CONTACTS:
                                                                      Doug Wills
                                                                   Cisco Systems
                                                                    408/527-9475
                                                                dwills@cisco.com

                                                                    Mary Thurber
                                                                   Cisco Systems
                                                                    408/526-8893
                                                              mthurber@cisco.com
FOR IMMEDIATE RELEASE
                                                                       Lou Volpe
                                                     GeoTel Communications Corp.
                                                                    978/275-5104
                                                                 louv@geotel.com

                                                                    Nancy Herzog
                                                     GeoTel Communications Corp.
                                                                    978/275-5115
                                                               nancyh@geotel.com


              CISCO SYSTEMS TO ACQUIRE GEOTEL COMMUNICATIONS CORP.

  Cisco to Extend Internet Infrastructure to Open Software Voice Call Centers


SAN JOSE, Calif. - April 13, 1999 - Cisco Systems, Inc. today announced a definitive agreement to acquire publicly-held GeoTel Communications Corp. of Lowell, MA. GeoTel is a leading provider of software solutions for distributed voice call centers for enterprise and service provider customers. This acquisition underscores Cisco's commitment to a New World communications network where data, voice and video traffic will travel over a single network infrastructure based on the open, standards-based Internet architecture.

Under the terms of the agreement, Cisco will exchange 0.5138 shares of Cisco common stock for every outstanding share and option of GeoTel. Based on the closing price as of April 12, 1999, this exchange ratio values the transaction at approximately $2 billion. This acquisition will be accounted for as a pooling of interests and is expected to be completed in the fourth quarter of Cisco's fiscal year 1999. The acquisition has been approved by the board of directors of each company and is subject to various closing conditions, including approval under the Hart-Scott-Rodino Antitrust Improvements Act and a vote of GeoTel shareholders.

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CISCO ACQUIRES GEOTEL                                                    2-2-2-2

The Internet is changing the way companies view customer support from a traditional support function to a strategic advantage. This acquisition will bring call center solutions to the Internet enabling flexible, highly personalized customer support services.

Cisco's strategy is to create an open data and voice software infrastructure for enterprise and service provider customers as well as Cisco partners. GeoTel products will enable a software platform allowing Cisco partners and customers to rapidly innovate and deploy voice applications based on open Internet standards. This technology also will expand the current Internet Ecosystem to include more third-party developers focused on creating open voice applications.

"Today's announcement is an extension of our commitment to open voice technology," said Don Listwin, Cisco executive vice president.

"We believe that Cisco's industry leadership position, strong customer focus, and commitment to technological excellence provide the ideal combination for quickly and effectively extending the global penetration of GeoTel solutions while facilitating Cisco's New World strategy," said John C. Thibault, President and CEO, GeoTel. "GeoTel is enthusiastically entering this new relationship and welcomes the opportunity to contribute to Cisco's strategic direction in both the service provider and enterprise call center markets."

GeoTel's software solution integrates enterprise data applications with voice infrastructure devices such as PBXs to deliver integrated data and voice to call centers over an Internet infrastructure and PSTN. GeoTel's network-centric approach connects every customer to the best available customer service representative independent of physical location. GeoTel offers a software solution that is highly reliable that serves both enterprise and service provider environments enabling Cisco to advance its efforts in providing voice applications over Internet-based networks.

This acquisition represents the fifth phase of Cisco's five-phase enterprise data, voice and video integration strategy which extends call control and management solutions to packet-based networks.

GeoTel was founded in 1993. The 310 employees led by GeoTel President and CEO John Thibault will report to Don Listwin, executive vice president.

Cisco Systems, Inc. (NASDAQ: CSCO) is the worldwide leader in networking for the Internet.

GeoTel Communications Corporation (NASDAQ: GEOC) is a leading global provider of software solutions for call center applications.

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CISCO ACQUIRES GEOTEL                                                    3-3-3-3

Statements in this press release that are not based on historical facts, such as statements regarding GeoTel's business outlook and customer orders, may be considered forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, without limitation, changes in the market, new products and announcements from other companies, changes in technology, and the impact of competitive products and pricing. Additional information on the factors that could affect the Company's financial results is included in the Company's amended 1998 Form 10-K and other Company reports which are filed with the Securities and Exchange Commission.


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